UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 22, 2008	Vernon’s Cafe
Meeting:	7:00 p.m., EST	720 Youngstown-Warren Road
Niles, Ohio 44446
Record Date
and Voting:	8:00 a.m., EST, March 3, 2008. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland Bancorp had 4,398,878 common shares outstanding.

Agenda:	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2011 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies
Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

Mailing Date:	We anticipate mailing this proxy statement on or about March 27, 2008.

Revoking
Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:
•	sending written notice revoking your proxy to James M. Gasior, the Secretary of Cortland Bancorp at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•	sending in another signed proxy card with a later date, which must be received by Cortland Bancorp prior to the Annual Meeting; or

•	attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution or other holder of record, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Note on Stock
Dividend:	All shares, share prices and related figures in this proxy statement have been adjusted to reflect the 1% stock dividend paid January 1, 2008.

SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table furnishes information regarding the beneficial ownership of common shares, as of March 3, 2008, for each of the current directors, each of the nominees for re-election as a director, each of the individuals named in the Summary Compensation Table, and all current directors and executive officers as a group. To the knowledge of Cortland Bancorp, no person beneficially owns more than 5% of the outstanding common shares.

Name of Beneficial	Number of	Percentage of
Owner(1)	Shares	Outstanding Shares (2)
Jerry A. Carleton	3,609.96	(3)
David C. Cole	3,693.06	(3)
Lawrence A. Fantauzzi (4)	12,459.39	(3)
James M. Gasior (4)	6,520.19	(3)
George E. Gessner	26,710.79	(3)
James E. Hoffman, III	4,099.23	(3)
Neil J. Kaback	189.00	(3)
K. Ray Mahan	109,461.44	2.49%
Richard B. Thompson	89,112.90	2.03%
Timothy K. Woofter	55,996.65	1.27%
Stephen A. Telego (4)	2,144.54 (5)	(3)

All directors and executive officers as a group (19 persons)	325,280.52	7.40%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. The mailing address of each of the current executive officers and directors of Cortland Bancorp is 194 West Main Street, Cortland, Ohio 44410.

(2)	The “Percent of Class” computation is based upon the sum of 4,398,878 common shares outstanding as of March 3, 2008.

(3)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(4)	Individual named in the Summary Compensation Table.

(5)	Includes 6.568 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 6.568 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors file reports with the Securities and Exchange Commission (“SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland Bancorp is required to disclose in this proxy statement any late reports. To Cortland Bancorp’s knowledge, based solely on a review of reports furnished to Cortland Bancorp and written representations that no other reports were required, during the 2007 fiscal year, Cortland Bancorp’s executive officers and directors complied with all Section 16(a) filing requirements with one exception. One late Form 4, reporting a purchase of Cortland Bancorp stock for Mr. Carleton, was filed.
ELECTION OF DIRECTORS
     As of the date of this proxy statement, Cortland Bancorp’s Board of Directors currently has ten members. The Board of Directors is divided into three classes, and directors of each class serve for three-year terms. Three directors serve in the class whose terms will expire at the Annual Meeting, three directors serve in the class whose terms expire in 2009 and four directors serve in the class whose terms expire in 2010.
BOARD NOMINEES
     The Board of Directors proposes that the three nominees identified below be elected for a new term of three years. Each nominee was recommended by the Nominating Committee. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2011 and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below will be unavailable or unable to serve if elected to the Board.
     The following information, as of March 3, 2008, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Director James E. Hoffman, III is a first cousin to Craig M. Phythyon, an executive officer of Cortland Bancorp and the Bank.

Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In
David C. Cole	49	Partner and President of Cole Valley Motor Company, an automobile dealership. President of JDT, Inc., Cole Valley Chevrolet, CJB Properties and David Tom LTD, automobile sales, since 2001.	1989	2011

			Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In
Lawrence A. Fantauzzi	60	President and Chief Executive Officer of Cortland Bancorp since November 1, 2005. President and Chief Executive Officer of the Bank since October 3, 2005. Senior Vice President, Controller and Chief Financial Officer, and Secretary-Treasurer of both Cortland Bancorp and Bank from 1999 to October 2005. Senior Vice President, Controller and Chief Financial Officer and Treasurer of both Cortland Bancorp and the Bank from 1996 to 1999 and Controller and Treasurer of both Cortland Bancorp and the Bank since 1987. Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Cortland Bancorp, since 1995.	1999	2011

Neil J. Kaback	47	Mr. Kaback is Vice President of Cohen & Company, Inc. a firm that provides marketing for Cohen & Company LTD which is an accounting firm where Mr. Kaback is also a Vice President. Mr. Kaback is a partner in Cohen & Company Investment Partnership, a financial planning firm and Vice President of Cohen Fund Audit Services, a mutual fund auditing firm. Member of the American Institute of CPAs and the Ohio Society of CPAs.	2004	2011
Recommendation and Vote
     Under Ohio law and Cortland Bancorp’s Code of Regulations, the three nominees receiving the greatest number of votes “FOR” election will be elected to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
     The Board of Directors recommends a vote FOR the election of the nominees named above.

CONTINUING DIRECTORS
     The following information, as of March 3, 2008, concerning the age, principal occupation or employment, other affiliations and business experience of each continuing director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
George E. Gessner	63	Attorney. Partner, Director and Corporate Secretary in the law firm of Gessner & Platt Co., L.P.A.	1987	2009

James E. Hoffman, III	56	Attorney. President of Hoffman & Walker Co., L.P.A.	1984	2009

Timothy K. Woofter	57	President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Partner in the Woofter Family Limited Partnership. Owner, Jester Investments, a residential and commercial property rental company. Director of the Trade Association, Steel Tank Institute.	1985	2009

Jerry A. Carleton	65	Owner of Jerry Carleton Enterprises, Inc., a general contracting and development company, since 1972. Limited Partner in Eagle Ridge Properties LLC in Brown’s Farm, a development company. Professor Emeritus and advisor for campus planning and development at Kent State University Trumbull Campus, since 1995.	2004	2010

K. Ray Mahan	68	President of Mahan Packing Company, a meat packing company.	1976	2010

James M. Gasior	48	Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp; Senior Vice President, Chief Financial Officer and Secretary of the Bank. Certified Public Accountant and member of the American Institute of CPAs and the Ohio Society of CPAs.	2005	2010

Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
Richard B. Thompson	59	Owner and executive of Therm-O-Link, Inc., Vulkor, Inc. and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. Owner and executive of Geneva Partners, a condominium development company which is no longer active. Partner in Kinsman Land Company, a grocery store. Partner in Dana Partners and Dana Gas, a gas well operation. Owner of the Heritage Hill Grain Company, an agricultural business, since 2003. Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005. Partner in Goodview, a Brazilian agricultural business.	2001	2010
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Independence of Directors
     The Board of Directors has reviewed, considered and discussed each director’s relationships, both direct or indirect, with Cortland Bancorp and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland Bancorp and its subsidiaries in order to determine whether such director qualifies as independent under Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined that the Board of Directors has at least a majority of independent directors, and that each of the following directors has no financial or personal ties, either directly or indirectly, with the Cortland Bancorp or its subsidiaries (other than compensation as a director of the Cortland Bancorp and its subsidiaries, banking relationships in the ordinary course of business with the Bank and ownership of the Cortland Bancorp’s common shares as described in this proxy statement) and thus qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15): Jerry A. Carleton, David C. Cole, George E. Gessner, James E. Hoffman, III, Neil J. Kaback, K. Ray Mahan, Richard B. Thompson and Timothy K. Woofter.
     Lawrence A. Fantauzzi and James M. Gasior do not qualify as independent directors because they currently serve as executive officers of Cortland Bancorp and the Bank.
Meetings of the Board of Directors and Attendance at Annual Meeting of Shareholders
     In 2007, the Board of Directors of Cortland Bancorp held a total of eleven (11) meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he served, in each case during the period of his service.
     Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 24, 2007.
Communications with the Board of Directors
     Although Cortland Bancorp has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer or another corporate officer, is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

     Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.
Board Committees
     Audit Committee
     The Board of Directors has an Audit Committee comprised of Messrs. Kaback (Chair), Thompson and Woofter. The Board of Directors has determined that each member of the Audit Committee qualifies as independent under Nasdaq Marketplace Rules 4200(a)(15) and 4350(d)(2) as well as under Rule 10A-3 promulgated under the Exchange Act.
     The Board of Directors has determined that the audit committee does not have an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve effectively on the Committee.
     The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors. A current copy of the charter of the Audit Committee is posted on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under Governance Documents “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.
     The Audit Committee is responsible for appointing, compensating and overseeing the independent registered public accounting firm employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or other audit, review or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     The Audit Committee held nine (9) meetings during 2007. The Audit Committee’s report relating to the 2007 fiscal year appears on page 17.
     Executive Compensation Committee
     The Board of Directors of the Bank has an Executive Compensation Committee which also serves as the compensation committee of Cortland Bancorp. The Executive Compensation Committee is comprised of Messrs. Carleton, Cole, Gessner and Woofter (Chair). The Board of Directors has determined that each member of the Executive Compensation Committee qualifies as independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.
     The Executive Compensation Committee oversees executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Executive Compensation Committee does not have a formal charter.
     The Executive Compensation Committee held three (3) meetings in 2007.

     Nominating Committee
     The Board of Directors has a Nominating Committee comprised of Messrs. Cole, Mahan and Woofter (Chair). The Board of Directors has determined that each member of the Governance and Nominating Committee qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15). The purpose of the Nominating Committee is to:
•	identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.
     The Nominating Committee held one (1) meeting during 2007. The charter of the Nominating Committee is reviewed annually and is available on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under Governance Documents “Nominating and Corporate Governance Committee Charter.”
Nominating Procedures
     As described above, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 shall be eligible for election as a director, and each director must hold shares of stock of Cortland Bancorp with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500.
     When considering potential candidates for the Board, the Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Nominating Committee.
     In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, there are no specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that each member of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.
     The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.
     According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland Bancorp at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting.

The shareholder’s notice of nomination must give:
•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.
     We will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.
Code of Ethics
     Cortland Bancorp has adopted a code of ethics as part of its corporate governance program. The code of ethics applies to all of the Cortland Bancorp’s officers and employees, including its Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted on the investor relations page of the Company’s website at www.cortland-banks.com under Governance Documents “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this code of ethics will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. James M. Gasior, Senior Vice President and Chief Financial Officer of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410 and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

DIRECTOR COMPENSATION IN 2007
     The following table shows the compensation of Cortland Bancorp directors for their service in 2007, other than Directors Fantauzzi and Gasior. The director compensation information to follow represents compensation for the full year, through December 31, 2007. The majority of the director compensation is paid by the Bank for directors’ service on the Bank’s board and the Bank’s board committees, but compensation shown in the table is aggregate compensation paid for directors’ service both to Cortland Bancorp and the Bank. Information about compensation paid to and earned by Directors Fantauzzi and Gasior is included elsewhere in this proxy statement.

			Change
			in Pension
			Value and
			Nonqualified
		Non-Equity	Deferred
	Fees Earned or	Incentive Plan	Compensation	All Other
	Paid in Cash(1)	Compensation	Earnings(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)
Jerry A. Carleton	18,000	n/a	9,022	313	27,335

David C. Cole	18,000	n/a	3,586	81	21,667

George E. Gessner	18,000	n/a	8,890	796	27,686

James E. Hoffman, III	18,000	n/a	6,561	468	25,029

Neil J. Kaback	18,000	n/a	1,898	183	20,081

K. Ray Mahan	18,000	n/a	1,206	1,520	20,726

Richard B. Thompson	18,000	n/a	3,816	606	22,422

Timothy K. Woofter	18,000	n/a	6,712	520	25,232

(1) In 2007, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer.
(2) Represents the addition in 2007 to the liability accrual balance established by Cortland Bancorp to account for the Company’s obligation to pay retirement benefits under director retirement agreements entered into with all non employee directors.
(3) Perquisites and other personal benefits provided to each of directors described in the table were less than $10,000 in 2007. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors.
     Retirement Agreements and Insurance for Non-Employee Directors. Directors Carleton, Cole, Gessner, Hoffman, Kaback, Mahan, Thompson, and Woofter are parties to director retirement agreements with Cortland Bancorp. In December 2007, Cortland entered into amended director retirement agreements with these directors (excluding Director Mahan) for purposes of Internal Revenue Code Section 409A compliance. If a nonqualified deferred compensation plan fails to comply with Internal Revenue Code Section 409A, either in form or in operation, the tax consequences are immediate inclusion in income of amounts previously deferred, plus an interest penalty, plus a 20% federal excise tax penalty. Cortland did not enter into an amended director retirement agreement with Mr. Mahan because his director retirement agreement was fully accrued and vested before the enactment of Internal Revenue Code Section 409A. The amended director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 63 (Messrs. Mahan and Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback), and age 70 (Messrs. Carleton and Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director finally reaches the normal retirement age. Mr. Mahan has reached his normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The amended director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.

     Cortland Bancorp purchased insurance on the lives of directors who are parties to the amended director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the premium payment obligations, the directors’ contractual entitlements under the amended director retirement agreements are not funded and remain contractual liabilities of Cortland Bancorp. In December 2007, Cortland entered into an amended split dollar agreement and endorsement with Mr. Carleton to add a Section 2.4 pursuant to which Cortland promises to maintain the split dollar policy in full force and effect similar to the other directors’ split dollar agreements.
     Director Indemnification. At the 2005 annual meeting, the shareholders of Cortland Bancorp approved the form and use of indemnification agreements with directors. On May 24, 2005, Cortland Bancorp entered into indemnification agreements with each of the current directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:
•	Cortland Bancorp’s Articles of Incorporation or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.
     The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland Bancorp’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.
     Retainer and Fees. Currently, the Board of Directors of Cortland Bancorp and the Board of Directors of the Bank consist of the same individuals. Non-employee directors of Cortland Bancorp serve without retainer or fee for services on the Board of Directors of Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as directors of Cortland Bancorp and the Bank.
     In 2007, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer. Directors of the Bank (both employee and non-employee directors) may also elect to participate in the Bank’s health care plans.
     Director Emeritus Compensation. For up to ten years after retirement as a director, an emeritus director of the Bank is paid $300 for each meeting attended up to $6,000 annually, provided the director emeritus attends at least 75% of board meetings. Emeritus directors are also entitled to continue participation in the Bank’s health care plan, although the former director is responsible for paying 100% of the Bank’s cost to maintain health care coverage, currently $174.55 for Rodger W. Platt and $195.18 for William Hagood monthly. After the emeritus director’s death, his or her spouse may similarly maintain health care coverage, at the spouse’s cost. Emeritus directors participate in Board meetings but are not entitled to vote on any matters coming before the Board.

EXECUTIVE COMPENSATION
     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the Chief Executive Officer and the 2 other most highly compensated executive officers, who were serving as officers at the end of 2007 and whose total compensation exceeded $100,000, the following table shows all forms of compensation paid or payable for the year indicated.
Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
		Salary(1)	Bonus	Compensation	Earnings(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Lawrence A. Fantauzzi	2007	202,200	0	0	83,622	33,745	319,567
President and Chief Executive Officer of Cortland Bancorp and the Bank	2006	192,200	0	0	77,449	26,706	296,355

James M. Gasior	2007	153,200	0	0	21,639	21,240	196,079
Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp and the Bank	2006	148,200	0	0	19,885	20,209	188,294

Stephen A. Telego, Sr.	2007	115,000	0	0	39,915	15,498	170,413
Senior Vice President and Director of Human Resources and Corporate Administration of the Bank	2006	110,000	0	0	36,874	13,685	160,559

(1) Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan. Also includes fees for service as a director of Cortland Bancorp and the Bank. Mr. Fantauzzi’s and Mr. Gasior’s director fees in 2007 were $7,200 each. Mr. Fantauzzi’s and Mr. Gasior’s director fees in 2006 were also $7,200 each.
(2) Represents the addition in 2007 and in 2006 to the liability accrual balance established by the Bank to account for the Bank’s obligation to pay retirement benefits under the second amended salary continuation agreements entered into with the named executive officers.
(3) Perquisites and other personal benefits provided to each of the named executive officers in 2007 and in 2006 exceeded $10,000. The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, bank-owned vehicle expenses, and club memberships for the named executive officers. For 2007, the Bank made contributions of $10,256 to the 401(k) plan account of Mr. Fantauzzi, $7,662 to the account of Mr. Gasior, and $6,077 to the account of Mr. Telego. The imputed value of life insurance policies for income tax purposes in 2007 was $7,467 for Mr. Fantauzzi, $1,418 for Mr. Gasior, and $2,929 for Mr. Telego. Bank-owned vehicle expenses in 2007 were $10,116 for Mr. Fantauzzi, $7,260 for Mr. Gasior, and $6,492 for Mr. Telego. Club membership dues in 2007 were $5,906 for Mr. Fantauzzi and $4,900 for Mr. Gasior. For 2006, the Bank made contributions of $9,610 to the 401(k) plan account of Mr. Fantauzzi, $7,413 to the account of Mr. Gasior, and $5,824 to the account of Mr. Telego. The imputed value of life insurance policies for income tax purposes in 2006 was $5,232 for Mr. Fantauzzi, $1,451 for Mr. Gasior, and $1,314 for Mr. Telego. Bank-owned vehicle expenses in 2006 were $7,200 for Mr. Fantauzzi, $7,260 for Mr. Gasior, and $6,492 for Mr. Telego. Club membership dues in 2006 were $4,664 for Mr. Fantauzzi, $4,085 for Mr. Gasior, and $55 for Mr. Telego.

     Severance Agreements. Cortland Bancorp and the Bank entered into severance agreements in December 2000 with eight officers, including Messrs. Fantauzzi, Gasior, and Telego. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board gives advance written notice that the agreement will not automatically renew. The severance agreements terminate when an executive attains age 65.
     The severance agreements provide that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The change-in-control benefit under the severance agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after employment termination following a change in control. The severance compensation equals the executive’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. For purposes of the severance agreements, the term change in control means (i) a merger occurs and shareholders of Cortland Bancorp do not own a majority of the shares of the company surviving the merger, (ii) a shareholder or group of shareholders acquires 25% or more of Cortland Bancorp’s common stock, (iii) a majority of the directors are replaced in any period of two years or less by individuals not nominated by the continuing directors, or (iv) Cortland Bancorp sells substantially all of its assets. If an executive’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health, and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The executive will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay the executives’ legal fees associated with the interpretation, enforcement, or defense of the executives’ rights under the severance agreements, up to a maximum of $500,000, as adjusted for inflation from time to time.
     If a change in control occurs and the total benefits or payments to which an executive is entitled constitute so-called “excess parachute payments” and are therefore subject to the 20% excise tax under Sections 280G and 4999 of the Internal Revenue Code (whether under the severance agreement or under any other compensation arrangement), Cortland Bancorp must also make an adjusted gross-up payment to Messrs. Fantauzzi, Gasior, and Telego compensating them for the excise tax as well as for income, payroll, and excise taxes imposed on that parachute payment excise tax reimbursement payment. A 20% excise tax is imposed under Section 4999 if the value of an executive’s aggregate change-in-control benefits — calculated according to procedures specified in Section 280G and accompanying IRS regulations — equals or exceeds three times his or her five-year average taxable compensation. The five-year average is known as the so-called base amount. If the value of the aggregate change-in-control benefits equals or exceeds three times the base amount, a 20% excise tax is imposed on all benefits exceeding the base amount and the employer forfeits its compensation deduction for those same benefits. The total adjusted gross-up payment to Messrs. Fantauzzi, Gasior, and Telego would consist of (i) a payment equal to the initial excise tax and (ii) a gross-up payment that is calculated by determining the difference between the full gross-up amount needed to provide the excise tax payment net of all income, payroll, and excise taxes and the excise tax payment multiplied by eighty percent (80%).
     Salary Continuation Agreements. On March 1, 2001, the Bank entered into salary continuation agreements with eight officers, including Messrs. Fantauzzi, Gasior, and Telego. The March 1, 2001 salary continuation agreements were amended in 2003 by adoption of second amended salary continuation agreements. The second amended salary continuation agreements provide Messrs. Fantauzzi, Gasior, and Telego with annual normal retirement benefits at age 65 of $85,700, $72,100, and $74,500, respectively. After their specified normal retirement age of 65, the Bank will make these annual benefit payments to the executives for 15 years.
     The second amended salary continuation agreements are intended to reinforce the executives’ long-term commitment to the Bank. The full normal retirement benefit is payable if and only if the executive remains employed with the Bank to the normal retirement age. The second amended salary continuation agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62), or in the case of termination due to disability occurring at any age, but in either case benefits do not become payable until the executive finally reaches the normal retirement age. Payment of benefits is accelerated if the executive’s service with the Bank terminates within one year after a change in control, whether termination is voluntary or involuntary. No benefit is payable and an executive’s agreement terminates if his employment terminates for cause. Under generally accepted accounting principles, the Bank must accrue a liability on its books for the obligation under the second amended salary continuation agreements. By the time the executive attains the normal retirement age the total liability amount accrued by the Bank must equal the present value of the Bank’s obligation to the executive. Each executive’s accrual balance is calculated using a level principal amount, with interest computed at a reasonable discount rate under generally accepted accounting principles.
     If the executive’s service with the Bank terminates within one year after a change in control occurs, the Bank will pay to each executive an amount calculated as described in the agreement. The term “change in control” is defined in the agreements in a manner identical to the way a “change of control” is defined under the executives’ severance agreements (i.e., merger, acquisition of 25% of Cortland Bancorp’s shares, change in a majority of the Board, and sale of assets). The payment is the accrual balance projected to exist at these executives’ normal retirement age discounted to present value using a current discount rate of 5.75%. Because these benefits are payable immediately after separation from service, they are double-trigger change-in-control benefits and are subject to the six-month payment delay imposed by Internal Revenue Code Section 409A. The second amended salary continuation agreements also provide that the Bank must reimburse up to $500,000 in legal expenses incurred by each of the executives if the agreements are challenged after a change in control occurs.
     If an executive dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits, the executive’s beneficiaries will receive a life insurance death benefit in a fixed amount. With a single premium payment of $2.3 million, the Bank purchased life insurance policies on the eight officers who were parties to the March 1, 2001 salary continuation agreements, including Messrs. Fantauzzi, Gasior, and Telego. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional life insurance policies to support (i) the enhanced benefits payable under the second amended salary continuation agreements and (ii) a new salary continuation agreement for a ninth officer. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. The Bank purchased the life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the second amended salary continuation agreements, the executives’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.
     Under the split dollar agreements and endorsements entered into with each of Messrs. Fantauzzi, Gasior, and Telego, at the executive’s death before retirement at age 65, a portion of the total death benefits under the insurance policies will be paid to the executive’s designated beneficiary. The death benefit that would have been payable as of December 31, 2007, to Mr. Fantauzzi’s beneficiary was $807,051, and in the case of Messrs. Gasior and Telego, the death benefit payable to their beneficiaries would be $678,977 and $701,578, respectively. If an executive dies after termination of employment, the executive’s beneficiaries will receive any payments to which the executive would have been entitled under the second amended salary continuation agreements, but none of the proceeds of the life insurance. The split dollar agreements and endorsements terminate upon the first to occur of any of the following (i) surrender, lapse, or other termination of the policy by the Bank, (ii) distribution of the death benefit proceeds, (iii) upon the executive’s 65th birthday, or (iv) upon the executive’s termination of employment.
     Neither the premium amounts attributable to the policies on the executives’ lives nor the potential death benefits payable to their beneficiaries are reflected in the Summary Compensation Table. The imputed dollar values of the benefit to the executives for 2007 and 2006 of the portions of the premium paid by the Bank related to death benefits payable to their respective beneficiaries are included in the Summary Compensation Table.
     Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers for the group term carve out plan. The 22 officers covered by the plan include Messrs. Fantauzzi, Gasior, and Telego. In August 2002, the plan was amended to reflect changes in ERISA regulations. Under group term split dollar endorsements, the Bank and the executives share the rights to death benefits payable under the life insurance policies. An executive’s beneficiaries are entitled to one of the following death benefit amounts—
     Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the lesser of (a) $500,000 or (b) twice the executive’s current annual salary at the time of death, less $50,000, or
     Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment (i) within one year after a change in control, (ii) due to disability, or (iii) on or after the early retirement age of 62, the death benefit is the lesser of (a) $500,000 or (b) the Executive’s most recent salary at the time of death.
     The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum.
     In December 2003, Mr. Telego entered into a revised group term split dollar endorsement limiting his pre-retirement death benefit under the plan at $350,000. Mr. Telego’s revised endorsement accounts for the fact that a portion of the life insurance under the group term carve out plan is dedicated to providing him with a pre-retirement death benefit under the split dollar agreement accompanying his second amended salary continuation agreement.

     Messrs. Fantauzzi, Gasior, and Telego also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the executive’s beneficiaries if the executive dies while employed by the Bank. The Bank’s costs for the insurance purchased on the executives’ lives for the group term carve out plan are not reflected in the Summary Compensation Table included in this proxy statement.
     On September 20, 2006, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF No. 06-04 requires employers to start accruing costs and liabilities for postretirement benefits provided by endorsement split dollar life insurance arrangements in fiscal years beginning after December 15, 2007. Accordingly, the Bank will begin recognizing compensation expense associated with these post-retirement split dollar insurance arrangements beginning in 2008.
     Profit Sharing Program. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. The Bank’s profit goal for profit sharing purposes was not achieved in 2007. As a result, no profit-sharing distributions were made in 2007. Should the Bank achieve its profit goal in the future, the Board may (but is not required to) approve profit sharing.
     Employee Benefit Plan 401(k). The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.
     Perquisites and Other Compensation. The Executive Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Fantauzzi and Gasior, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business and generally interacting with influential members of the local community.
     Internal Revenue Code Limits. Cortland Bancorp considers tax and accounting implications in the design of its compensation programs. Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Cortland Bancorp paid in 2007 to the named executive officers is expected to be deductible under Section 162(m). The Executive Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.
TRANSACTIONS WITH RELATED PERSONS
     During the 2007 fiscal year, executive officers and directors of Cortland Bancorp, members of their immediate families and corporations or organizations as to which directors of Cortland Bancorp serve as executive officers or beneficially own more than 10% of the equity interest, were involved in banking transactions with the Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Payments from the Bank to such persons in connection with the deposit of funds or those bank subsidiaries’ acting in an agency capacity have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. These loans have been subject to and are presently subject to no more than a normal risk of uncollectibility and present no other unfavorable features. As of the date of this proxy statement, all of the loans described in this paragraph were performing in accordance with their original terms.

AUDIT COMMITTEE MATTERS
Audit Committee Report for the Fiscal Year Ended December 31, 2007
     The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2007 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with Packer Thomas the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland Bancorp’s audited consolidated financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
     Neil J. Kaback, Richard B. Thompson and Timothy K. Woofter
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. All of the services rendered by Packer Thomas to Cortland Bancorp and its subsidiaries for each of the 2007 fiscal year and the 2006 fiscal year were pre-approved by the Audit Committee.
Fees of Independent Registered Public Accounting Firm
     The Audit Committee appointed the firm of Packer Thomas to serve as the registered public accounting firm for Cortland Bancorp for the period ending December 31, 2007. Fees billed for services rendered by Packer Thomas for each of the 2007 fiscal year and the 2006 fiscal year were as follows:

	2007	2006
Audit Fees (1)	$145,400	$144,800
Audit-Related Fees (2)	9,100	8,800
Tax Fees (3)	10,900	10,900
All Other Fees	-0-	-0-

(1)	Audit fees consist of fees for professional services rendered for the audits of the consolidated financial statements of Cortland Bancorp and quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q.

(2)	Audit-related fees include the financial statement audits of employee benefit plans.

(3)	Tax fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.
Notification of Appointment of Independent Registered Public Accounting Firm
     On March 18, 2008, the Audit Committee appointed the independent accounting firm of S.R. Snodgrass, A.C. to audit the consolidated financial statement for the period ending December 31, 2008. The independent accounting firm of Packer Thomas, which has audited the consolidated financial statements as of December 31, 2007, declined to stand for re-election after the completion of the current audit of the consolidated financial statements and related audit of the Company’s employee benefit plan. Packer Thomas served as Cortland Bancorp’s independent auditors/independent registered public accounting firm since 1994.
     Representatives of Packer Thomas are expected to be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Packer

Thomas’ report on financial statements for the two years ending December 31, 2007 and 2006 did not contain any adverse opinions, disclaimers nor were they qualified as to uncertainty, audit scope or accounting principles.
     There were no disagreements with Packer Thomas on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference in connection with its report to the subject matter of the disagreement.
     Representatives of S.R. Snodgrass, A.C. are not expected to be in attendance at the Annual Meeting.
SUBMISSION OF SHAREHOLDER PROPOSALS
     If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2009, the proposal must be received by the Secretary of Cortland Bancorp prior to the close of business on November 25, 2008. Upon receipt of a shareholder proposal, Cortland Bancorp will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     If a shareholder intends to present a proposal at the 2009 Annual Meeting, but has not sought the inclusion of such proposal in Cortland Bancorp’s proxy materials, such proposal must be received by the Secretary of Cortland Bancorp prior to January 31, 2009, or the management proxies for the 2009 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
     SEC rules provide for “householding,” which permits the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.
     Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the proxy statement or our annual report to shareholders for the 2007 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.
By Order of the Board of Directors.

James M. Gasior
Secretary

FORM OF PROXY
CORTLAND BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints George E. Gessner, James E. Hoffman, III, and Timothy K. Woofter, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 22, 2008 at 7:00 p.m. at Vernon’s Cafe, 720 Youngstown—Warren Road, Niles, Ohio 44446, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:
(1)	Election of Directors

DAVID C. COLE	[___] FOR	[___] WITHHOLD AUTHORITY

LAWRENCE A. FANTAUZZI	[___] FOR	[___] WITHHOLD AUTHORITY

NEIL J. KABACK	[___] FOR	[___] WITHHOLD AUTHORITY
(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked “WITHHOLD AUTHORITY” following his name.)
(2)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

[___]	[___]
GRANT AUTHORITY	WITHHOLD AUTHORITY
SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1), AND FOR ITEM (2), AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.
Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.
Dated:                            , 2008

Signature

Signature
Please sign exactly as the name appears. If
executor, trustee, etc., give full title. If shares
are registered in two names, both should sign.